Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2019 Financial Results

Revenue Increases 92% to $9.1 Million Generating $1.2 Million in Cash from Operating Activities in the Fourth Quarter

BOCA RATON, Fla. – March 12, 2020 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the quarter and full year ended December 31, 2019.

“Bucking the trend in what is historically a seasonally slower quarter for our business, we capped off a spectacular year, generating record revenue and cash from operations,” stated Derek Dubner, red violet’s CEO. “Leveraging our cloud-native platform, we continue to see larger customers take advantage of the platform’s speed, flexibility and efficiency to grow their businesses, as demonstrated by our 100% increase in revenue from existing customers in 2019. We are winning head-to-head against the competition, led by innovation, next-generation technology, and our relentless focus on driving customer-centric solutions into the marketplace, which continues to fuel our growth. We kicked off 2020 in strong fashion, with solid revenue growth and adjusted EBITDA pacing towards $2 million for Q1 of 2020, which would exceed our adjusted EBITDA for the entire year of 2019.  We have never been better positioned for the future than we are today.”

Fourth Quarter Financial Results

For the three months ended December 31, 2019 as compared to the three months ended December 31, 2018:

•	Total revenue increased 92% to $9.1 million.
•

Net loss was $4.9 million (including share-based compensation expense of $4.6 million, which includes a one-time $2.3 million) as compared to $2.0 million (including share-based compensation expense of $0.3 million).

•	Adjusted EBITDA was $0.8 million as compared to a negative $1.0 million.
•	Gross profit increased 155% to $4.9 million. Gross margin increased to 54% from 41%.
•	Adjusted gross profit increased 134% to $5.6 million. Adjusted gross margin increased to 62% from 51%.

Full Year Financial Results

For the year ended December 31, 2019 as compared to the year ended December 31, 2018:

•	Total revenue increased 86% to $30.3 million.
•	Net loss was $11.1 million (including share-based compensation expense of $9.9 million) as compared to $6.9 million (including share-based compensation expense of $0.7 million).
•	Adjusted EBITDA was $1.9 million as compared to a negative $4.3 million.
•	Gross profit increased 159% to $15.4 million. Gross margin increased to 51% from 36%.
•	Adjusted gross profit increased 135% to $18.0 million. Adjusted gross margin increased to 60% from 47%.

Fourth Quarter and Recent Business Highlights

•	Leveraging the power of CORE™, red violet’s cloud-based, next-generation technology platform, idiCORE delivered over 280 new customers in the fourth quarter.
•	Recognized as a leading innovative technology in the real estate industry, our subscription app-based solution, FOREWARN, added over 6,700 users in the fourth quarter.
•

Announced partnership with our first statewide MLS, Maine Listings, and our first statewide association, Connecticut REALTORS®, to provide FOREWARN as a proactive safety and identity verification tool to their members.

•	Strong revenue growth from existing customer expansion. Growth revenue from existing customers grew 177% over the fourth quarter of the prior year.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding interest income, net, depreciation and amortization, share-based compensation expense, litigation costs, net, sales and use tax expense, insurance proceeds in relation to settled litigation, transition service income, and write-off of long-lived assets and others. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly results and provide a business update.  To listen to the call, please dial (877) 665-6635 for domestic callers or (602) 563-8608 for international callers, using the passcode 2095739. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required.  Following the completion of the conference call, a replay will be available for approximately one week by dialing (855) 859-2056 or (404) 537-3406 with the replay passcode 2095739. An archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most - running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our analytics and information solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, recovering debt, identifying fraud and abuse, and ensuring legislative compliance, to identifying and acquiring customers. At red violet, we are dedicated to making the world a safer place and reducing the cost of doing business. For more information, please visit www.redviolet.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether our relentless focus on driving customer-centric solutions into the marketplace will continue to fuel our growth, whether adjusted EBITDA is pacing towards $2 million for the 2020 first quarter and whether we have never been better positioned for the future than we are today. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2018 filed on March 7, 2019, as may be supplemented or amended by the Company's other SEC filings, including the Form 10-K for year ended December 31, 2019 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2019	December 31, 2018
ASSETS:
Current assets:
Cash and cash equivalents	$11,776	$9,950
Accounts receivable, net of allowance for doubtful accounts of $40 and $77 as of December 31, 2019 and 2018, respectively	3,543	2,265
Prepaid expenses and other current assets	722	934
Total current assets	16,041	13,149
Property and equipment, net	660	852
Intangible assets, net	24,034	19,971
Goodwill	5,227	5,227
Right-of-use assets	2,620	-
Other noncurrent assets	289	628
Total assets	$48,871	$39,827
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,138	$2,246
Accrued expenses and other current liabilities	1,571	1,277
Current portion of operating lease liabilities	491	-
Deferred revenue	128	26
Total current liabilities	4,328	3,549
Noncurrent operating lease liabilities	2,459	-
Total liabilities	6,787	3,549
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2019 and December 31, 2018	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 11,657,912 and 10,266,613 shares issued, 11,554,765 and 10,266,613 shares outstanding, as of December 31, 2019 and 2018	12	10
Treasury stock, at cost, 103,147 and 0 shares as of December 31, 2019 and 2018	(1,255)	-
Additional paid-in capital	59,187	41,052
Accumulated deficit	(15,860)	(4,784)
Total shareholders' equity	42,084	36,278
Total liabilities and shareholders' equity	$48,871	$39,827

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2019	2018
Revenue	$30,286	$16,302
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	12,257	8,638
Sales and marketing expenses	7,528	4,754
General and administrative expenses	18,824	8,405
Depreciation and amortization	2,889	1,996
Total costs and expenses	41,498	23,793
Loss from operations	(11,212)	(7,491)
Interest income, net	136	84
Other income, net	-	539
Loss before income taxes	(11,076)	(6,868)
Income taxes	-	-
Net loss	$(11,076)	$(6,868)
Loss per share:
Basic and diluted	$(1.03)	$(0.67)
Weighted average number of shares outstanding:
Basic and diluted	10,762,881	10,266,613

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$454	$158
General and administrative expenses	9,459	551
Total	$9,913	$709

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,076)	$(6,868)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,889	1,996
Share-based compensation expense	9,913	709
Write-off of long-lived assets	30	63
Provision for bad debts	582	294
Allocation of expenses from Fluent, Inc.	-	325
Noncash lease expenses	422	-
Changes in assets and liabilities:
Accounts receivable	(1,860)	(909)
Prepaid expenses and other current assets	212	(375)
Other noncurrent assets	339	552
Accounts payable	(108)	(332)
Accrued expenses and other current liabilities	639	(3,501)
Deferred revenue	102	(7)
Operating lease liabilities	(437)	-
Net cash provided by (used in) operating activities	1,647	(8,053)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(90)	(90)
Capitalized costs included in intangible assets	(5,912)	(5,911)
Net cash used in investing activities	(6,002)	(6,001)
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributed by Fluent, Inc.	-	23,939
Proceeds from issuance of shares, net of issuance costs	7,436	-
Taxes paid related to net share settlement of vesting of restricted stock units	(1,255)	-
Net cash provided by financing activities	6,181	23,939
Net increase in cash and cash equivalents	$1,826	$9,885
Cash and cash equivalents at beginning of period	9,950	65
Cash and cash equivalents at end of period	$11,776	$9,950
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Share-based compensation capitalized in intangible assets	$788	$437
Right-of-use assets obtained in exchange of operating lease liabilities	$3,042	$-
Operating lease liabilities arising from obtaining right-of-use assets	$3,387	$-

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted gross profit and adjusted gross margin. Adjusted EBITDA is a financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, excluding interest income, net, depreciation and amortization, share-based compensation expense, litigation costs, net, sales and use tax expense, insurance proceeds in relation to settled litigation, transition service income, and write-off of long-lived assets and others, as noted in the tables below. We define adjusted gross profit as revenue less cost of revenue (exclusive of depreciation and amortization), and adjusted gross margin as adjusted gross profit as a percentage of revenue.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2019	2018	2019	2018
Net loss	$(4,856)	$(2,038)	$(11,076)	$(6,868)
Interest income, net	(13)	(53)	(136)	(84)
Depreciation and amortization	840	559	2,889	1,996
Share-based compensation expense	4,623	277	9,913	709
Litigation costs, net	-	248	54	382
Sales and use tax expense	205	-	205	-
Insurance proceeds in relation to settled litigation	-	-	-	(350)
Transition service income	-	(4)	-	(218)
Write-off of long-lived assets and others	3	-	44	92
Adjusted EBITDA	$802	$(1,011)	$1,893	$(4,341)

The following is a reconciliation of gross profit, the most directly comparable GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2019	2018	2019	2018
Revenue	$9,050	$4,708	$30,286	$16,302
Cost of revenue (exclusive of depreciation and amortization)	3,414	2,304	12,257	8,638
Depreciation and amortization of intangible assets	777	495	2,637	1,730
Gross profit	4,859	1,909	15,392	5,934
Depreciation and amortization of intangible assets	777	495	2,637	1,730
Adjusted gross profit	$5,636	$2,404	$18,029	$7,664

Gross margin	54%	41%	51%	36%
Adjusted gross margin	62%	51%	60%	47%

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted gross profit and adjusted gross margin as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted gross profit and adjusted gross margin are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense and the impact of other non-recurring items, providing useful comparisons versus prior periods or forecasts. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. Our adjusted gross profit is calculated by using revenue, less cost of revenue (exclusive of depreciation and amortization). We believe adjusted gross profit provides useful information to our investors by eliminating the impact of non-cash depreciation and amortization, and specifically the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue.

Adjusted EBITDA, adjusted gross profit and adjusted gross margin are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with GAAP. The way we measure adjusted EBITDA, adjusted gross profit and adjusted gross margin may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts.  We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'18	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19
Customer metrics
idiCORE - billable customers(1)	2,941	3,302	3,438	3,627	4,020	4,370	4,781	5,064
FOREWARN - users(2)	2,427	5,095	7,872	11,397	15,444	19,721	23,853	30,577
Revenue metrics
Contractual revenue %(3)	44%	52%	64%	66%	67%	62%	66%	66%
Net revenue attrition %(4)	10%	10%	6%	5%	5%	5%	6%	6%
Revenue from new customers(5)	$756	$802	$842	$1,096	$1,285	$1,596	$1,406	$1,018
Base revenue from existing customers(6)	$1,952	$2,472	$2,934	$3,127	$3,593	$4,480	$5,578	$6,690
Growth revenue from existing customers(7)	$617	$635	$584	$485	$856	$1,169	$1,273	$1,342
Other metrics
Employees - sales and marketing	35	33	37	46	47	48	48	51
Employees - support	7	7	5	6	6	7	8	7
Employees - infrastructure	11	11	9	11	12	12	13	11
Employees - engineering	18	20	22	21	20	20	25	23
Employees - administration	13	14	14	14	14	14	13	16

(1)

We define a billable customer of idiCORE as a single entity that generated revenue in the last month of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2)	We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.
(3)

Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4)

Net revenue attrition is defined as the revenue lost as a result of customer attrition, net of reinstated customer revenue, excluding FOREWARN revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Net revenue attrition percentage is calculated on a trailing twelve-month basis, the numerator of which is the revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period.

(5)

Revenue from new customers represents the total monthly revenue generated from new customers in a given period. A customer is defined as a new customer during the first six months of revenue generation.

(6)

Base revenue from existing customers represents the total monthly revenue generated from existing customers in a given period that does not exceed the customers' trailing six-month average revenue. A customer is defined as an existing customer six months after their initial month of revenue.

(7)	Growth revenue from existing customers represents the total monthly revenue generated from existing customers in a given period in excess of the customers' trailing six-month average revenue.

Investor Relations Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com